UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2008

BUNGE LIMITED
(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-16625 Commission File Number	98-0231912 (IRS Employer Identification No.)

50 Main Street White Plains, New York (Address of principal executive offices)	10606 (Zip code)

(914) 684-2800 (Registrant’s telephone number, including area code)

N.A. (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On November 18, 2008, Bunge Limited Finance Corp. (“BLFC”), a wholly owned subsidiary of Bunge Limited (“Bunge”), entered into an unsecured U.S. $850,000,000 Revolving Credit Agreement (the “Credit Agreement”) among BLFC, as borrower, Citibank, N.A., as syndication agent, BNP Paribas, as a documentation agent, JPMorgan Chase Bank, N.A., as administrative agent, and certain lenders party thereto. The Credit Agreement provides for borrowings of up to U.S. $850,000,000.  Subject to obtaining commitments from existing or new lenders and satisfying other conditions in the Credit Agreement, BLFC may increase the aggregate commitments under the Credit Agreement to U.S. $1 billion.  The Credit Agreement matures on November 17, 2009.  Borrowings under the Credit Agreement may be used to fund intercompany advances made to Bunge and/or certain Bunge subsidiaries, repay outstanding pari passu indebtedness of BLFC from time to time and pay expenses incurred in connection with the Credit Agreement and any such other outstanding pari passu indebtedness.  The Credit Agreement replaces the existing U.S. $1 billion Revolving Credit Agreement, dated as of November 19, 2007 (the “Terminated Credit Agreement”), among BLFC, as borrower, Citibank, N.A., as syndication agent, BNP Paribas, CoBank, ACB and Fortis Capital Corp., as documentation agents, JPMorgan Chase Bank, N.A., as administrative agent, and certain lenders party thereto, which terminated in accordance with its terms on November 18, 2008.  No loans were outstanding under the Terminated Credit Agreement as of the date of its termination.

Borrowings under the Credit Agreement will bear interest, at BLFC’s option, at LIBOR plus the Applicable Margin (defined below) or the alternate base rate then in effect plus the Applicable Margin minus 1.00%.   The margin applicable to either a LIBOR or an alternate base rate borrowing (the “Applicable Margin”) will be based on the greater of (i) a per annum floor rate that varies between 1.25% and 3.00% based on the higher of the senior long-term unsecured debt rating that Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Services (“S&P”) provides of (a) Bunge or (b) if Moody’s or S&P, as applicable, does not provide such a rating of Bunge, then the Bunge Master Trust or (c) if Moody’s or S&P, as applicable, does not provide such a rating of Bunge or the Bunge Master Trust, then BLFC (the “Rating Level”) and (ii) a per annum rate calculated as a percentage of the Markit CDX.NA.IG Series 11 five year credit default swap index (or any successor index thereof) that varies between 60% and 150% based on the Rating Level.  Amounts under the Credit Agreement that remain undrawn are subject to a commitment fee payable quarterly on the average undrawn portion of the Credit Agreement at rates ranging from 0.20% to 0.50%, which will also vary based on the Rating Level.

The Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants, including certain limitations on the ability of BLFC, among other things, to incur liens, incur indebtedness, sell or transfer assets or receivables or engage in mergers, consolidations, amalgamations or joint ventures, and customary events of default.

The obligations of BLFC under the Credit Agreement are guaranteed by Bunge pursuant to a Guaranty Agreement, dated November 18, 2008 (the “Guaranty”). The Guaranty contains certain customary representations and warranties and affirmative and negative covenants.  The Guaranty requires Bunge to maintain a minimum consolidated net worth ratio, a maximum consolidated adjusted net debt to consolidated adjusted capitalization ratio and a minimum current assets to current liabilities ratio.  The Guaranty also includes certain limitations on the ability of Bunge to incur liens, engage in merger, consolidation or amalgamation transactions or sell or otherwise transfer all or substantially all of its property, business or assets.

From time to time, certain of the lenders under the Credit Agreement and/or their affiliates provide financial services to Bunge, BLFC and other subsidiaries of Bunge.

The Credit Agreement and the Guaranty are included as Exhibit 10.1 and Exhibit 10.2 hereto and are incorporated by reference herein. The foregoing descriptions of the Credit Agreement and the Guaranty do not purport to be complete and are qualified in their entirety by reference to the full text of those documents.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Revolving Credit Agreement, dated November 18, 2008

10.2	Guaranty, dated November 18, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 19, 2008

BUNGE LIMITED

By:	/s/ CARLA L. HEISS
	Name:	Carla L. Heiss
	Title:	Assistant General Counsel

EXHIBITS

Exhibit No.	Description

10.1	Revolving Credit Agreement, dated November 18, 2008

10.2	Guaranty, dated November 18, 2008